Exhibit 2.4

AMENDMENT NO. 1 TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Amendment No. 1 to the Membership Interest Purchase Agreement (this “Amendment No. 1”) is made as of August 21, 2015 by and between Global HR Research, LLC, a Florida limited liability company, In Touch Holdings LLC, a Florida limited liability company, Brandon G. Phillips, James E. Parker and Ivette Ruiz Babylon, each an individual, as sellers, Brandon G. Phillips as the Sellers’ Representative, and Patriot National, Inc., a Delaware corporation, as buyer, in order to amend that certain Membership Interest Purchase Agreement, dated as of July 20, 2015, by and between the Buyer and the Sellers (the “Purchase Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

Pursuant to Section 2.1 and Section 12.8 of the Purchase Agreement, in consideration of the mutual promises and provisions hereof and intending to be legally bound hereby, the Parties hereby agree as follows:

1.Agreement on Closing Date. The Parties agree and acknowledge that the Closing shall occur on the date hereof but immediately following execution and delivery by the Parties named herein of this Amendment No. 1.

2.Agreement on Effective Date. The Parties agree and acknowledge that the Effective Date of this Amendment No. 1 shall be August 1, 2015.

3.Purchase Price; Closing Payments. Section 1.2(a) of the Purchase Agreement is amended and restated in its entirety as follows:

“(a)General. The aggregate consideration to be paid (or to be provided in the case of the Buyer Common Stock hereafter defined) by the Buyer to or for the account of the Sellers in consideration for the purchase of the Membership Interests shall be the sum of the following (the “Initial Purchase Price”): (i) Twenty Four Million Dollars ($24,000,000) (the “Initial Cash Consideration”); plus (ii) 444,096 shares (the “Initial Stock Consideration”) of the common stock of the Buyer, par value $0.001 per share (the “Buyer Common Stock”); plus (iii) the Deferred Consideration (as defined below). The Initial Purchase Price is subject to adjustment pursuant to Section 1.2(e), and the Initial Purchase Price, as so adjusted, is referred to as the “Purchase Price.”

4.Simultaneous Closing and Acquired Companies. Section 1.2(c) of the Purchase Agreement is amended and restated in its entirety as follows:

“(c)Simultaneous Closing and Acquired Companies. On the Closing Date, the Buyer shall wire a portion of the Initial Cash Consideration to the Company in an amount sufficient to permit the Company to purchase, and the Company shall purchase, the outstanding Equity Interests not owned by the Company in the Acquired Companies, in the amounts and to the parties set forth on Schedule 1.2(c). Immediately upon confirmation of the closing of the purchase of such Equity Interests the Buyer shall pay the remainder of the Initial Cash Consideration and the Initial Stock Consideration in accordance with this Section 1.2.”

5.Deferred Consideration. The following is added as Section 1.2(f) of the Purchase Agreement:

“(f)Deferred Consideration. As additional consideration for the purchase of the Membership Interests, Buyer shall pay to ITH either, at the Buyer’s discretion, 618,478 shares of the Buyer Common Stock (the “Deferred Stock Consideration”, and together with the Initial Stock Consideration, the “Stock Consideration”) or $10,477,017 in cash (together with the Initial Cash Consideration, the “Cash Consideration”) (the “Deferred Consideration”). The Deferred Consideration shall be paid to ITH on the date that is the first to occur of (i) November 20, 2015; (ii) the 21st day after the date that the Buyer first mails the Information Statement to its stockholders; and (iii) the effectiveness of a registration statement filed with the SEC for the sale of Buyer Common Stock.”

6.Buyer Common Stock. Section 5.6 of the Purchase Agreement is amended and restated in its entirety as follows:

“Section 5.6Buyer Common Stock. The Buyer Common Stock will be, as of the Closing Date or upon the payment of the Deferred Stock Consideration, if applicable, duly authorized, validly issued, fully paid and non-assessable and no other Person has any preemptive, subscription or similar rights to participate in the issuance of the Buyer Common Stock pursuant to this Agreement. The consummation of the Contemplated Transactions will give the Sellers who are receiving Stock Consideration good title to the Buyer Common Stock, as of the Closing Date or upon the payment of the Deferred Stock Consideration, if applicable, free and clear of all Liens, except as set forth in this Agreement.”

7.Governmental Approvals and Consents; Information Statement. The first sentence of Section 6.6(c) of the Purchase Agreement is amended and restated in its entirety as follows:

“As promptly as reasonably practicable following completion of the GAAP audit with regard to the Base Financial Statements in accordance with Section 6.12 of the Purchase Agreement, the Buyer shall prepare and file with the SEC the Information Statement.”

8.Definitions. The following definitions shall be added to Article X of the Purchase Agreement:

“Deferred Consideration” has the meaning set forth in Section 1.2(f).”

“Deferred Stock Consideration” has the meaning set forth in Section 1.2(f).”

“Initial Cash Consideration” has the meaning set forth in Section 1.2(a).”

“Initial Stock Consideration” has the meaning set forth in Section 1.2(a).”

The definitions of Cash Consideration and Stock Consideration in Article X shall each be amended by replacing “Section 1.2(a)” with “Section 1.2(f)” in each definition.

9.Purchase Price Disbursement Schedule 1.2(b). Schedule 1.2(b) of the Purchase Agreement is replaced in its entirety by the revised Schedule 1.2(b) attached to this Amendment No. 1.

10.Acquired Company Payments Schedule 1.2(c). Schedule 1.2(c) of the Purchase Agreement is replaced in its entirety by the revised Schedule 1.2(c) attached to this Amendment No. 1.

11.References to Information Statement. Section 7.2(c) and Section 7.3(f) of the Purchase Agreement shall be deleted in their entirety.

12.Miscellaneous.

a.This Amendment No. 1 shall be effective and binding upon all parties to the Purchase Agreement upon execution and delivery by the parties hereto.  The Purchase Agreement, as amended by this Amendment No. 1, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein and all inducements to the making of this Amendment No. 1 relied upon by the Parties, and they supersede all other prior understandings and agreements, both written and oral, with respect to such subject matter.

b.Except as expressly amended hereby, the Purchase Agreement shall remain in full force and effect.  In the event that any of the terms or provisions of the Purchase Agreement are inconsistent with or contradict the terms hereof, the terms of this Agreement shall control.  After the date hereof, any reference to the Purchase Agreement shall mean the Purchase Agreement, as amended and modified hereby, and each reference in the Purchase Agreement to “this Agreement”, “herein”, “hereof”, “hereunder” or words of similar import shall mean and be a reference to the Purchase Agreement as amended and modified hereby.

c.Section 12.2, Section 12.4, Section 12.6, Section 12.9, Section 12.12, Section 12.13 and Section 12.14 of the Purchase Agreement shall be deemed incorporated by reference into this Amendment No. 1, mutatis mutandis.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 as of the date first written above.

BUYER:

PATRIOT NATIONAL, INC.

By:	/s/ Steven M. Mariano
Name:	Steven M. Mariano
Title:	President, CEO

COMPANY:

GLOBAL HR RESEARCH LLC

By:	/s/ Austin J. Shanfelter
Name:	Austin J. Shanfelter
Title:	Chairman

SELLERS’ REPRESENTATIVE:

By:	/s/ Brandon G. Phillips
Name:	Brandon G. Phillips

SELLERS:

IN TOUCH HOLDINGS LLC

By:	/s/ Austin J. Shanfelter
Name:	Austin J. Shanfelter
Title:	Manager

/s/ Brandon G. Phillips
Brandon G. Phillips

/s/ James E. Parker
James E. Parker

/s/ Ivette Ruiz Babylon
Ivette Ruiz Babylon
*

All schedules and exhibits to this Exhibit 2.4 have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The schedules include payment allocation information. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon request.